Exhibit 5.2

August 25, 2020

ING Groep N.V.,

        Bijlmerdreef 106

                1102 CT Amsterdam,

                        P.O. Box 1800, 1000 BV,

                                 Amsterdam, The Netherlands.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $12,000,000,000 aggregate initial offering price of securities, which may be senior obligations (the “Senior Debt Securities”) or subordinated obligations (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) of ING Groep N.V., a company organized under the laws of The Netherlands (the “Company”), capital securities (“Capital Securities” and, together with the Debt Securities, the “Securities”) of the Company and Ordinary Shares of the Company, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

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(1)

When the Registration Statement on Form F-3 (the “Registration Statement”) has become effective under the Act, the terms of the Senior Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture, dated March 29, 2017, between the Company and the Bank of New York Mellon, London Branch, as trustee, and included as Exhibit 4.2 to the Registration Statement (the “Senior Debt Securities Indenture”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Senior Debt Securities have been duly executed and authenticated in accordance with the Senior Debt Securities Indenture and issued and sold as contemplated in the Registration Statement, the Senior Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to the waiver of set-off provisions of the Senior Debt Securities, which are governed by Dutch law.

(2)

When the Registration Statement has become effective under the Act, the terms of the Subordinated Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture, dated July 18, 2002, between the Company and the Bank of New York Mellon, as trustee, and incorporated by reference as Exhibit 4.3 to the Registration Statement (the “Subordinated Debt Securities Indenture”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Subordinated Debt Securities have been duly executed and authenticated in accordance with the Subordinated Debt Securities Indenture and issued and sold as contemplated in the Registration Statement, the Subordinated Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to the subordination or waiver of set-off provisions of the Subordinated Debt Securities, which are governed by Dutch law.

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(3)

When the Registration Statement has become effective under the Act, the terms of the Capital Securities and of their issuance and sale have been duly established in conformity with the Indenture, dated April 16, 2015, between the Company and the Bank of New York Mellon, London Branch, as trustee, and incorporated by reference as Exhibit 4.4 to the Registration Statement (the “Capital Securities Indenture”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Capital Securities have been duly executed and authenticated in accordance with the Capital Securities Indenture and issued and sold as contemplated in the Registration Statement, the Capital Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to the subordination or waiver of set-off provisions of the Capital Securities, which are governed by Dutch law.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, in the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that the Company has been duly incorporated and is an existing company organized under the laws of The Netherlands, each of the Senior Debt Securities Indenture, the

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Subordinated Debt Securities Indenture and the Capital Securities Indenture has been duly authorized, executed and delivered in accordance with the laws of The Netherlands and at or prior to their issuance the Securities will have been duly authorized, executed and delivered in accordance with the laws of The Netherlands. With respect to all matters of Dutch law, we note that you have received an opinion, dated the date hereof, of Linklaters LLP.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that each of the Senior Debt Securities Indenture, the Subordinated Debt Securities Indenture and the Capital Securities Indenture has been duly authorized, executed and delivered by the Trustee thereunder, assumptions that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell